Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 16, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated balance sheets of Fresh2 Group Limited (formerly known as AnPac Bio-Medical Science Co., Ltd.) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2021, appearing in the annual reports of Form 20-F of Fresh2 Group Limited for the year ended December 31, 2022 and 2021. We ceased to be the auditors of Fresh2 Group Limited on January 11, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such annual reports for the period after such date.

/s/ Friedman LLP

New York, New York

September 29, 2023